Exhibit 4.1

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS PROVIDED HEREIN, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION IS PERMITTED UNDER RULE 144 OF THE SECURITIES ACT OR IS OTHERWISE EXEMPT FROM SUCH REGISTRATION.

APOLLO MEDICAL HOLDINGS, INC.

Common Stock Purchase Warrant

Warrant Number: W-101	Issue Date: November 4, 2016
Warrant Amount: 24,000 shares

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, Scott Enderby, D.O., his successors and permitted assigns (together, “Holder”) is entitled, at any time prior to 5:00 p.m., Pacific time, on November 4, 2018 (the “Expiration Date”), to purchase from Apollo Medical Holdings, Inc., a Delaware corporation (“Company”), up to the number of fully paid and non-assessable shares (the “Shares”) of Common Stock, par value $0.001 per share, of Company (the “Common Stock”) specified above (the “Warrant Number”) at an exercise price of Four Dollars and Fifty Cents ($4.50) per Share (the “Warrant Exercise Price”) or to convert this Warrant into Shares, in each case subject to the provisions and upon the terms and conditions set forth in this Warrant. The Warrant may be exercised at a rate of One Thousand (1,000) Shares for each full month that has elapsed from the date first above written, so that the first One Thousand (1,000) Shares may be exercised by Holder any time on or after December 4, 2016 and the final One Thousand (1,000) Shares may be exercised by Holder any time on or after November 4, 2018. This Warrant has been issued pursuant to that certain Stock Purchase Agreement dated as of even date herewith, between BAHA Acquisition, a Medical Corporation (“Acquisition”), Bay Area Hospitalist Associates, Inc. (“BAHA”) and Holder (as it may be amended from time to time in accordance with its terms, the “Stock Purchase Agreement”), pursuant to which Acquisition, as affiliate of Company is purchasing 100% of the issued and outstanding stock of BAHA, all of which stock is owned by Holder. Capitalized terms used herein and not defined shall have the meanings given thereto in the Stock Purchase Agreement.

1.          EXERCISE.

1.1           Method of Exercise. Holder may exercise this Warrant in whole or in part to purchase the Shares for cash by (a) delivering to Company, in accordance with Section 5.2, a duly executed copy of a Notice of Exercise in substantially the form attached as Appendix 1 not less than sixty one (61) days prior to the date of exercise (unless the Company otherwise agrees to a shorter notice period), and (b) causing this Warrant to be delivered to Company, in accordance with Section 5.2, as soon as reasonably practicable on or following the date on which the Notice of Exercise is delivered to Company (but no later than within sixty one (61) days following the date on which the Notice of Exercise is delivered to Company). Unless Holder is exercising the conversion right provided for in Section 1.2, Holder shall, within three (3) Trading Days following the date of exercise as aforesaid, also deliver to Company a certified or bank cashier’s check, wire transfer of immediately available funds (to an account designated by Company), or other form of payment acceptable to Company, in the amount of the aggregate Warrant Exercise Price for the Shares being purchased.

1.2           Conversion Right. In lieu of exercising this Warrant to purchase Shares for cash in accordance with Section 1.1, Holder may, at its option, from time to time convert this Warrant, in whole or in part and without any obligation to pay the Warrant Exercise Price, into that number of Shares determined by dividing (x) the aggregate Fair Market Value of the Shares in respect of which this Warrant is being converted minus the aggregate Warrant Exercise Price of such Shares by (y) the Fair Market Value of one (1) Share. The Fair Market Value of one (1) Share shall be determined pursuant to Section 1.3. Holder may exercise such conversion right under this Warrant in whole or in part by (a) delivering to Company, in accordance with Section 5.2, a duly executed copy of a Notice of Exercise in substantially the form attached as Appendix 1 not less than sixty one (61) days prior to the date of conversion (unless the Company otherwise agrees to a shorter notice period), and (b) causing this Warrant to be delivered to Company, in accordance with Section 5.2, as soon as reasonably practicable on or following the date on which Notice of Exercise is delivered to Company (but no later than within two (2) Trading Days following the date on which the Notice of Exercise is delivered to Company). Any reference in this Warrant to the “exercise” of this Warrant or events to occur upon or in connection with the exercise of this Warrant, including without limitation, all provisions of Section 2, will apply equally and with the same equitable effect to any conversion of this Warrant even if reference is not specifically made to conversion of this Warrant.

1.3           Fair Market Value. For purposes of this Warrant, “Fair Market Value” shall mean, with respect to one (1) Share, the price determined by the first of the following clauses that applies: (a) the average of the daily volume weighted average trading price of the Common Stock on the Principal Trading Market for the five (5) Trading Days immediately prior to the date on which the Notice of Exercise for exercising the conversion right under this Warrant is delivered to Company, or (b) if the Common Stock is not so listed or quoted, as reasonably determined by the Board of Directors in good faith.

1.4           Delivery of Certificate and New Warrant. Within three (3) Trading Days after Holder exercises under Section 1.1 or converts under Section 1.2 this Warrant and, if applicable, Company receives payment of the aggregate Warrant Exercise Price, Company shall deliver to Holder certificates (or, if consistent with Company’s practice for issuing shares of Common Stock, non-certificated Shares represented by book-entry on the records of Company or Company’s transfer agent (the “Book-Entry Shares”)) for the Shares so acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new warrant of like tenor representing the Shares not so acquired. The Shares shall be deemed to have been issued, and Holder or any other Person designated by Holder to be named therein shall be deemed to have become a holder of record of such Shares for all purposes as of the date this Warrant shall have been exercised or converted. If Company fails to deliver a certificate or certificates (or, if applicable, Book-Entry Shares) for the Shares as provided herein, in addition to any other remedy available to Holder hereunder, at law or in equity, Holder shall have the right to rescind the exercise or conversion of this Warrant. The Holder acknowledges and understands that any stock certificates issued hereunder and any Warrant issued in replacement of this Warrant upon its exercise, in whole or in part, or for any other reason, shall be subject to the provisions of Section 4A of this Warrant and shall have the legends placed thereon as appear on the first page of this Warrant.

1.5           Fractional Shares. No fractional Share shall be issuable upon exercise or conversion of this Warrant, and the number of Shares to be issues shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of this Warrant, Company shall eliminate such fractional share interest by paying Holder cash in the amount computed by multiplying the fractional share interest by the Fair Market Value (as determined pursuant to Section 1.3) of a full Share.

2.          ANTI-DILUTION PROVISIONS; ADJUSTMENT IN WARRANT NUMBER AND WARRANT EXERCISE PRICE. The Warrant Exercise Price and Warrant Number shall be subject to adjustment from time to time as provided in this Section 2.

2.1           Dividends, Subdivisions and Combinations. If Company, at any time and from time to time, (i) takes a record of the holders of its Common Stock for the purpose of entitling them to receive, or otherwise declares or distributes, a dividend payable in, or other distribution of, additional shares of Common Stock or Common Stock Equivalents, (ii) splits or subdivides its outstanding shares of Common Stock into a greater number of shares of Common Stock or Common Stock Equivalents, or (iii) combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock or Common Stock Equivalents, then, in each such case, (a) the Warrant Number shall be adjusted to equal the product of (x) the Warrant Number in effect immediately prior to the adjustment multiplied by (y) a fraction, the numerator of which is equal to the number of shares of Common Stock outstanding immediately after such adjustment and the denominator of which is equal to the number of shares of Common Stock outstanding immediately prior to the adjustment, and (b) the Warrant Exercise Price shall be adjusted pursuant to Section 2.2 .

2.2           Adjustment of Warrant Exercise Price. Upon any adjustment of the Warrant Number as provided in Sections 2.1, the Warrant Exercise Price shall be adjusted to be equal to the product of (i) the Warrant Exercise Price in effect immediately prior to such adjustment multiplied by (ii) the quotient of the Warrant Number in effect immediately prior to such adjustment divided by the Warrant Number in effect immediately after such adjustment.

2.3           Determination of Adjustments. Upon any event that shall require an adjustment pursuant to this Section 2, Company shall promptly calculate such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth, in reasonable detail, such adjustment, the method of calculation thereof and the facts upon which such adjustment is based.

3.          CERTAIN AGREEMENTS. Company hereby covenants and agrees as follows:

3.1           Shares to be Fully Paid. All Shares shall, upon issuance in accordance with the terms of this Warrant, be duly and validly issued, fully paid and non-assessable.

3.2           Reservation of Shares. Until the Expiration Date, Company at all times shall have authorized, and reserved for the purpose of issuance upon exercise of this Warrant, a sufficient number of shares of Common Stock to provide for the exercise of this Warrant in full.

3.3           Successors and Assigns. This Warrant shall be binding upon any entity succeeding to Company by merger, consolidation, or acquisition of all or substantially all Company’s assets or all or substantially all of Company’s outstanding capital stock or otherwise.

4.          TRANSFER AND REPLACEMENT OF WARRANT.

4.1           Restriction on Transfer. Subject to this Section 4.1, this Warrant and the rights granted to Holder are transferable and assignable, in whole or in part, upon surrender of this Warrant, together with a properly executed assignment in substantially the form attached as Appendix 2, at the office or agency of Company referred to in Section 4.4. Nothing in this Warrant shall prohibit Holder from assigning, delegating or transferring this Warrant and Holder’s rights and obligations under this Warrant to an Affiliate of Holder. Otherwise, Holder may not assign, delegate or otherwise transfer (whether by operation of law, by contract or otherwise) its rights and obligations under this Warrant, or any portion hereof or thereof, to any Person whose principal business is providing integrated healthcare services or who otherwise is a competitor of Company as determined reasonably and in good faith by the Board of Directors. Until due presentment for registration of transfer on the books of Company, Company may treat the registered holder hereof as the owner of this Warrant and Holder for all purposes, and Company shall not be affected by any notice to the contrary. Notwithstanding anything herein contained to the contrary, none of the Warrants may be transferred separately from the Shares of Series B Preferred Stock to which they relate (1-for-1).

4.2           Replacement of Warrant. Upon receipt of evidence reasonably satisfactory to Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, Company, at its expense, shall execute and deliver to Holder, in lieu thereof, a new Warrant of like tenor.

4.3           Cancellation; Payment of Expenses. Upon the surrender of this Warrant in connection with any transfer, exchange or replacement, this Warrant shall be promptly canceled by Company. Company shall pay all taxes (other than securities transfer taxes) and all other expenses (other than legal expenses, if any, incurred by Holder or transferees) and charges payable in connection with the preparation, execution, and delivery of a new Warrant issued to Holder or transferees, as applicable.

4.4           Register. Company shall maintain, at its principal executive offices (or such other office or agency of Company as it may designated by notice to Holder), a register for this Warrant, in which Company shall record the name and address of the Person in whose name this Warrant has been issued, as well as the name and address of each transferee and each prior owner of this Warrant.

5.          MISCELLANEOUS.

5.1           Term. This Warrant is exercisable or convertible in whole or in part at any time and from time to time before or on the Expiration Date on no less than sixty-one (61) days’ prior written notice to the Company (unless the Company otherwise agrees to a shorter notice period).

5.2           Notices. All demands, notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be deemed to have been given when the writing is delivered, if given or delivered by hand, overnight delivery service or facsimile transmitter (with confirmed receipt), or five (5) days after being mailed, if mailed, by first class, registered or certified mail, postage prepaid, to the address or telecopy number set forth below. If any time period for giving notice or taking action hereunder expires on a day that is not a Trading Day, the time period shall automatically be extended to the Trading Day immediately following such day. Such notices, demands, requests, consents and other communications shall be sent to the following Persons at the following addresses:

if to Company:

Apollo Medical Holdings, Inc.
700 N. Brand Blvd., Suite 1400
Glendale, California 91203
Attention: Warren Hosseinion, M.D., Chief Executive Officer
Telephone: (818) 396-8050
Fax: (818) 844-3888

if to Holder:

Scott Enderby, D.O.
395 Yerba Buena Avenue
San Francisco, CA 94127
Telephone: (415) 577-6262
Fax: (415) 520-5153

Company or Holder may, by notice given hereunder, designate any further or different addresses or telecopy numbers to which subsequent demands, notices, approvals, consents, requests or other communications shall be sent or persons to whose attention the same shall be directed.

5.3           Waivers. The rights and remedies provided for herein are cumulative and not exclusive of any right or remedy that may be available to Holder whether at law, in equity, or otherwise. No delay, forbearance, or neglect by Holder, whether in one or more instances, in the exercise of any right, power, privilege, or remedy hereunder or in the enforcement of any term or condition of this Warrant shall constitute or be construed as a waiver thereof. No waiver of any provision hereof, or consent required hereunder, or any consent or departure from this Warrant, shall be valid or binding unless expressly and affirmatively made in writing and duly executed by Holder. No waiver shall constitute or be construed as a continuing waiver or a waiver in respect of any subsequent breach, either of similar or different nature, unless expressly so stated in such writing.

5.4           Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Warrant were not performed in accordance with their specific intent or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Warrant and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they may be entitled by law or equity.

5.5           Counterparts. This Warrant may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Warrant. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.6           Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. Holder agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Warrant (whether brought against Holder, the Company or their respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the County of Los Angeles. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the County of Los Angeles for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.

5.7           Amendment. This Warrant may be amended, modified, or supplemented only pursuant to a written instrument making specific reference to this Warrant and signed by Company and Holder.

5.8           Severability. Whenever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Warrant.

5.9           Descriptive Headings; No Strict Construction. The descriptive headings of this Warrant are inserted for convenience only and do not constitute a substantive part of this Warrant. The parties to this Warrant have participated jointly in the negotiation and drafting of this Warrant. If an ambiguity or question of intent or interpretation arises, this Warrant shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Warrant. The parties agree that prior drafts of this Warrant shall be deemed not to provide any evidence as to the meaning of any provision hereof or the intention of the parties hereto with respect to this Warrant.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Common Stock Purchase Warrant by their duly authorized representatives as of the date first above written.

COMPANY:

APOLLO MEDICAL HOLDINGS, INC.

By:	/s/ Warren Hosseinion
Name:	Warren Hosseinion
Title:	Chief Executive Officer

HOLDER:

SCOTT ENDERBY

/s/ Scott Enderby
Name:	Scott Enderby

APPENDIX 1

FORM OF NOTICE OF EXERCISE

TO:   APOLLO MEDICAL HOLDINGS, INC.

1.          The undersigned hereby elects to purchase             Shares of the Common Stock of Apollo Medical Holdings, Inc. pursuant to the terms of the attached Common Stock Purchase Warrant (the “Warrant”) issued to the undersigned (or the undersigned’s predecessor or assignor), and shall tender payment of the exercise price in full in accordance with the terms of the Warrant.

2.          Payment shall take the form of (check applicable box):

☐	in lawful money of the United States; or

☐	the cancellation of such number of Shares as is necessary, in accordance with the formula set forth in Section 1.2 of the Warrant, to exercise the Warrant with respect to the maximum number of Shares purchasable pursuant to the cashless exercise procedure set forth in Section 1.2 of the Warrant.

3.          Please issue a certificate or certificates (or, if applicable, Book-Entry Shares) representing said Shares in the name of the undersigned or in such other name as is specified below:

The Shares shall be delivered by physical delivery of a certificate (or, if applicable, Book-Entry Shares) to:

[SIGNATURE OF HOLDER]

Name of Holder:

Signature of Authorized Signatory of Holder:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

Date of exercise under Section 1.1 of the Warrant or date of exercise of conversion right under Section 1.2 of the Warrant is the date this Notice is deemed effectively given under Section 5.2 of this Warrant.

APPENDIX 2

ASSIGNMENT FORM

(To Assign the foregoing Warrant, execute

this form and supply required information.

Do not use this form to exercise the Warrant.)

FOR VALUE RECEIVED,

(check first box OR fill in number of Shares in second box)

[     ] all of the Warrant

OR

[            ] shares of the foregoing Warrant

and all rights evidenced thereby are hereby assigned to:

_________________________________________ whose address is ________________________________________ _______________________________________________________________________________________________.

Dated: ____________________, _________

Holder’s Signature:

Holder’s Address: